REID & PRIEST LLP
                                 40 WEST 57TH STREET
                            NEW YORK, NEW YORK  10019-4097


                                                      Exhibit 5(b) and 8


                                                              (212) 603-2000




                                                New York, New York
                                                February 10, 1998


             Texas Utilities Electric Company
             Energy Plaza
             1601 Bryan Street
             Dallas, Texas  75201

             Ladies and Gentlemen:

                       Referring to the proposed exchange (Exchange
             Offer) by Texas Utilities Electric Company (Company) of any and all of its outstanding 6.20% Series A Senior Notes due 2002 (Old Series A Notes) for an equal principal amount of its 6.20% Series A Exchange Senior Notes due 2002 (New Series A Notes) and any and all of its outstanding 6.375% Series B Senior Notes due 2004 (Old Series B Notes and, together with the Old Series A Notes, the Old Notes) for an equal principal amount of its 6.375% Series B Exchange Senior Notes due 2004 (New Series B Notes and, together with the New Series A Notes, the New Notes), as contemplated in the Company's Form S-4 registration statement (said registration statement, the Registration Statement) to be filed by the Company with the Securities and Exchange Commission (Commission) under the Securities Act of 1933, on or about the date hereof, we are of the opinion that:

                       1.   The Company is a corporation validly
                            organized and existing under the laws of the State of Texas.

                       2. All requisite action necessary to make the New Notes valid, legal and binding obligations of the Company shall have been taken when the Exchange Offer shall have been completed and any Old Notes validly tendered pursuant thereto shall have been exchanged for the New Notes as contemplated in the Registration Statement and any prospectus relating to the Exchange Offer.

                       We are members of the New York Bar and do not
             hold ourselves out as experts on the laws of the state of Texas. Accordingly, in rendering this opinion, we have relied, with your consent, as to all matters governed by the laws of Texas, upon an opinion of even date herewith addressed to you by Worsham, Forsythe & Wooldridge, L.L.P., of Dallas, Texas, General Counsel for the Company, which is being filed as an exhibit to the Registration Statement.

                       We confirm our opinion as set forth under the
             caption "Certain United States Federal Income Tax
             Consequences" in the prospectus constituting a part of the Registration Statement.

                       We hereby consent to the use of our name in such
             Registration Statement and to the use of this opinion as an exhibit thereto.


                                                Very truly yours,

                                                /s/ Reid & Priest LLP

                                                Reid & Priest LLP